EXHIBIT 10.15

                              MANAGEMENT AGREEMENT

     This Management Agreement (this "Agreement") is made as of May 23, 1996 among Remington Products Company, L.L.C., a Delaware limited liability company (the "Company"), and Vestar Capital Partners, a New York general partnership ("Vestar" or "Consultant").

     WHEREAS, Vestar, by and through its officers, employees, agents, representatives and affiliates, has expertise in the areas of corporate management, finance, investment, acquisitions and other matters relating to the business of the Company; and

     WHEREAS, the Company desires to avail itself, for the term of this Agreement, of the expertise of the Consultant in the aforesaid areas (in which it acknowledges the expertise of the Consultant) in the manner set forth herein.

     NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto hereby agree as follows:

     1. Consulting Arrangement with Vestar.

     1.1 Appointment. The Company hereby retains Vestar to render the advisory and consulting services described in Paragraph 1.2 hereof for the term of this Agreement.

     1.2 Services of Vestar. Vestar hereby agrees that during the term of this Agreement it shall render to the Company (and its subsidiaries) by and through such of its officers, employees, agents, representatives and affiliates as Vestar, in its sole discretion, shall designate from time to time advisory and consulting services in relation to the affairs of the Company (and its subsidiaries) in connection with strategic financial planning, and other services not referred to in the next sentence, including, without limitation, advisory and consulting services relating to the selection, supervision and retention of independent auditors, the selection, retention and supervision of outside legal counsel, and the selection, retention and supervision of investment bankers or other financial advisors or consultants. It is expressly agreed that the services to be performed under this paragraph 1.2 shall not include, in each case as may be from requested from time to time by the Company, financial advisory services rendered by Vestar to the Company in connection with acquisitions and divestitures by the Company, refinancings, initial public offerings, sales of stock by the Company or a transaction that constitutes an Exit Transaction (as defined in the Amended and Restated Limited Liability Company Agreement, dated May 16, 1996 (the "LLC Agreement")) for which services Vestar or its Affiliates, in addition to the fees set forth in Section 1.3, shall receive reasonable and customary compensation.

     1.3 Management and Consulting Fees. In consideration of the services contemplated by Paragraph 1.2, the Company and its successors agree to pay to Vestar an aggregate per annum fee (the "Fee") equal to the greater of (i) $500,000 and (ii) 1.5% of EBITDA of the Company (and its subsidiaries) on a consolidated basis for each fiscal year during the term of this Agreement, in each case commencing on the date hereof and prorated for any partial fiscal year. The Fee shall be payable to Vestar semi-annually in advance (based on clause (i) above), with any


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remaining balance of the Fee for any fiscal year payable promptly following the determination of EBITDA for such fiscal year or on termination of this Agreement. The semi-annual Fee payments shall be non-refundable. For purposes of this Agreement, "EBITDA" means, with reference to any period, Net Income for such period adjusted (a) by adding thereto the amount of all (i) interest expense to the extent included in determining Net Income for such period, (ii) depreciation and amortization expenses and non-cash charges (including, for example, non-cash charges for compensation costs recognized pursuant to Accounting Principles Board Opinion No. 25 or FAS No. 123 in connection with options granted to employees of the Company (or its subsidiaries)) to the extent included in determining Net Income for such period, (iii) all taxes to the extent included in determining Net Income, (iv) the management fees payable under this Agreement and the consulting and transitional services agreement dated as of the date hereof among the Company and RPI, as amended from time to time and (v) the Berenson Minella fees, management bonuses, accounting and legal and other professional fees and other non-recurring expenses, in each case under this clause (v) relating to the recapitalization of Remington Products Company, a Delaware general partnership, and its merger with and into the Company, in each case in clauses (i) through (v), to the extent included in determining Net Income for such period, and (b) by subtracting therefrom (i) all interest income to the extent included in determining Net Income for such period and (ii) all tax credits to the extent included in determining Net Income for such period. For purposes of this Agreement, "Net Income" means, with reference to any period, the net income (or loss) of the Company for such period, after deducting all operating expenses, provisions for taxes, reserves and all other proper deductions and excluding all extraordinary gains and losses, all determined in accordance with U.S. generally accepted accounting principles applied on a consolidated basis and on a basis consistent with prior periods and as reflected on the Company's financial statements. In addition, the Company shall pay to Vestar on the date of this Agreement a fee in the amount of $2,000,000.

     1.4 Reimbursements. In addition to the Fee, the Company shall, at the direction of the Consultant, pay directly or reimburse the Consultant for its reasonable Out-of-Pocket Expenses incurred in connection with the services provided for in Paragraph 1.2 hereof. For the purposes of this Agreement, the term "Out-of-Pocket Expenses" means the amounts paid by the Consultant in connection with the services provided for in Paragraph 1.2 hereof, including reasonable (i) fees and disbursements of any independent professionals and organizations, including independent auditors and outside legal counsel, investment bankers or other financial advisors or consultants, (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publication or similar services and (iii) transportation, per diem, telephone calls and word processing expenses, or any similar expense not associated with Vestar's ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by Vestar to the Company of the statement in connection therewith.

     1.5 Indemnification. The Company will (and will cause its subsidiaries to) defend, indemnify and hold harmless the Consultant and its officers, employees, directors, agents, representatives and affiliates (each being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal, state or foreign law, or any claim made by any third party, or otherwise, to the extent they relate to or arise out of the advisory and consulting services contemplated by this Agreement, the engagement of the Consultant pursuant to this Agreement or


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any act or omission by the Consultant in connection with the performance of the services contemplated by this Agreement. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys' fees and expenses and court costs) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of the Consultant.

     1.6 Liability. Neither the Consultant nor any of its officers, employees, agents, representatives or affiliates shall be liable to the Company for any loss, claim, damage or liability to the extent such loss, claim, damage or liability relates to or arises out of the advisory and consulting services contemplated by this Agreement, the engagement of the Consultant pursuant to this Agreement or any act or omission by the Consultant in connection with the performance of services contemplated by this Agreement, unless such loss, claim, damage or liability is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of the Consultant.

     1.7 Prohibited Payments. Notwithstanding anything to the contrary contained in this Agreement, no amount of the Fee shall be paid to Vestar to the extent such payment is prohibited by (i) the Credit and Guarantee Agreement dated as of May 23, 1996 by and between the Company, certain of its subsidiaries, the Lenders (as therein defined), Fleet National Bank, Banque Nationale de Paris and Chemical Bank or (ii) the Indenture dated as of May 23, 1996 by and between the Company, Remington Capital Corp. and The Bank of New York, as each may be amended, modified or restated from time to time, or (iii) any documents evidencing a refinancing of the foregoing; provided that such unpaid fees shall accumulate and shall be paid when and as permitted by such agreements.

     2. Directors' and Managers' Expense Reimbursement. The Company (and its subsidiaries) agree to reimburse their respective directors or managers, as the case may be, for reasonable out of pocket expenses incurred in connection with their activities as members of the Management Committee of the Company (or any similar management committee or board of directors of its subsidiaries).

     3. Term. This Agreement shall be in effect on the date hereof and continue until the tenth anniversary of the date hereof; provided that this Agreement shall terminate on the earlier of a Qualified Public Offering or the first date, if any, when Vestar and its Affiliates own less than 25% of the aggregate Common Units (as defined in the Amended and Restated Limited Liability Agreement of the Company) of the Company (including its successor) owned by Vestar and its Affiliates on the date hereof, adjusted as appropriate for any equity interest split, equity interest dividend, reclassification, restructuring, recapitalization or other reorganization of the Company; provided further that the Agreement may be terminated with respect to the rights, duties and obligations of the Consultant at any time at the election of Vestar and that Vestar may elect to waive



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or reduce the fees due to it under Paragraph 1.3 hereof. The provisions of
Paragraphs 1.4, 1.5, 1.6, 2, 3, 4 and 5 and otherwise as the context so requires shall survive the termination of this Agreement. For purposes of this Agreement, "Qualified Public Offering" means an underwritten offering of the common equity interests of the Company (or its successor) that is registered under the Securities Act of 1933, as amended, and that results in net proceeds to the Company in excess of $25,000,000.

     4. Permitted Activities. Subject to provisions of applicable law, if any, that impose fiduciary duties upon Vestar or its partners, officers, employees or affiliates, nothing herein shall in any way preclude Vestar or its partners, officers, employees or affiliates from engaging in any business activities or from performing services for their own respective accounts or for the account of others, including for companies that may be in competition with a business conducted by the Company.

     5. General. (a) No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     (b) Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

If to the Company:  Remington Products Company, L.L.C.
                        60 Main Street
                        Bridgeport, CT  06604
                        Attention:  Allen S. Lipson, Esq.


If to Vestar:       Vestar Capital Partners
                        245 Park Avenue, 41st Floor
                        New York, New York  10167
                        Attention:  Robert L. Rosner

In any case,
  with copies to:   Kirkland & Ellis
                        655 15th Street, N.W.
                        Washington, D.C.  20005
                        Attention:  Jack M. Feder, Esq.

     (c) This Agreement shall constitute the entire Agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written


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(and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

     (d) THIS AGREEMENT SHALL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (EXCLUDING THE CHOICE OF LAW PRINCIPLES THEREOF). THE PARTIES TO THIS AGREEMENT HEREBY AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. This Agreement shall inure to the benefit of, and be binding upon, each of the Company and the Consultant and their respective successors and assigns; provided that this Agreement may not be assigned by Vestar except to an affiliate of Vestar.

     (e) This Agreement may be executed in separate counterparts, and by different parties on separate counterparts, each set of counterparts showing execution by all parties shall be deemed an original, but all of which shall constitute one and the same instrument.

     (f) The Company shall cause its subsidiaries hereinafter formed or acquired to execute a counterpart to this Agreement, thereby assuming the rights and obligations of the Company under this Agreement; provided that the obligations of a subsidiary hereunder shall terminate at the time such subsidiary is no longer a subsidiary of the Company.

     (g) The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

                                    * * * * *


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     IN WITNESS WHEREOF, the parties have caused this Management Agreement to be executed and delivered as of the date first written above.

                                        VESTAR CAPITAL PARTNERS

                                        By:   Vestar Management Corporation II,
                                              its General Partner



                                        By:   /s/ Daniel S. O'Connell
                                              ------------------------------
                                              Name: Daniel S. O'Connell
                                              Title:   Managing Director


                                        REMINGTON PRODUCTS COMPANY, L.L.C.



                                        By:   /s/ F. Peter Cuneo
                                              ------------------------------
                                              Name: F. Peter Cuneo
                                              Title:   President